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                                                                    Exhibit 10.4



                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
                              with Jack J. Luchese

This AMENDMENT No. 1 (the "Amendment"), effective as of January 1, 2002, by and between CytRx Corporation, a Delaware corporation (the "Company"), and Jack J. Luchese ("Mr. Luchese"), amends that certain Amended and Restated Employment Agreement, dated as of September 1, 1999, by and between the Company and Mr. Luchese (the "Employment Agreement").

In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. The caption of Section 3 of the Employment Agreement is hereby renamed "Compensation" and new subsections 3(c), 3(d) and 3(e) of the Employment Agreement are hereby added, to read as follows:

"(c) Success Bonus. If either of the following two events shall occur prior to
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the termination of this Agreement for any reason: (i) the execution by the
Company of a definitive agreement for a transaction that, if consummated, would constitute a Change of Control under Section 2(c) of that certain Amended and Restated Change in Control Employment Agreement, dated as of September 1, 1999, as amended, by and between the Company and Mr. Luchese (the "Change in Control Agreement"); or (ii) the execution by the Company of a FLOCOR license agreement for sickle cell disease (each such event being referred to as a "Milestone Event"), the Company shall pay to Mr. Luchese a success bonus equal to $435,150 (the "Success Bonus"). The Success Bonus shall be paid in a lump sum in cash as soon as practicable after the occurrence of the applicable Milestone Event. The Success Bonus is subject to forfeiture as provided in Section 3(e) below.

(d) Change in Control Payment. If, prior to the termination of this Agreement
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for any reason, the stockholders of the Company approve a transaction that, if consummated, would constitute a Change of Control under Section 2(c) of the Change in Control Agreement, or if a Change of Control (as defined in the Change in Control Agreement) is consummated during such period regardless of stockholder approval, the Company shall pay to Mr. Luchese, or his estate, in a lump sum in cash as soon as practicable after the occurrence of such event the higher of (i) $870,300, or (ii) the amount equal to two (2) times the sum of (A) Mr. Luchese's annual salary as in effect immediately prior to the occurrence of such event, plus (B) the amount of Mr. Luchese's highest annual bonus for the last three full fiscal years prior to the occurrence of such event (such higher amount being referred to herein as the "Change in Control Payment"); provided, however, that the Change in Control Payment shall be reduced by the amount, if any, of the Success Bonus previously paid to Mr. Luchese under Section 3(c) of this Agreement. The Change in Control Payment is subject to forfeiture as provided in Section 3(e) below.

(e) Forfeiture of Benefits. Notwithstanding any provision of this Agreement to
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the contrary, Mr. Luchese shall forfeit his right to receive, or, to the extent such amounts have previously been paid to him, shall repay in full to the Company with interest at 8% per annum



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within thirty (30) days of a final determination of his liability therefor as set forth below, the Success Bonus (as defined in Section 3(c) above) and the Change in Control Payment (as defined in Section 3(d) above) if at any time during the period of two years after the termination of his employment (the "Restricted Period") he violates the restrictions on competition set forth in
Section 10 hereof. Any determination of whether Mr. Luchese has violated such non-competition restrictions shall be made by arbitration in Atlanta, Georgia under the Rules of Commercial Arbitration (the "Rules") of the American Arbitration Association, which Rules are deemed to be incorporated by reference herein."

2. A new subsections 7(d) of the Employment Agreement is hereby added, to read as follows:

"(d) Reduction of Severance Benefits. Notwithstanding any provision of this
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Agreement to the contrary, any rights Mr. Luchese may have under this Section 7 to a continuation of salary after his termination of employment shall be reduced (but not below zero) by the amount, if any, he receives of the Success Bonus (as defined in Section 3(c) above) and/or the Change in Control Payment (as defined in Section 3(d) above)."

3. As amended hereby, the Employment Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, Mr. Luchese has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf by its undersigned officer thereunto, duly authorized, all as of the day and year first above written.


                                 /s/ Jack J. Luchese
                                 ---------------------------------
                                 Jack J. Luchese

Attest:                          CYTRX CORPORATION:


/s/ Mark W. Reynolds             /s/ William B. Fleck
---------------------            -----------------------------------
Corporate Secretary              By:      William B. Fleck
(CORPORATE SEAL)                 Title:   Vice President, Human Resources


                                 /s/ Herbert H. McDade, Jr.
                                 ------------------------------------
                                 By:      Herbert H. McDade, Jr.
                                 Title:   Chairman, CytRx Compensation Committee

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